Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
April 30, 2015	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, April 30 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s third fiscal quarter ended March 31, 2015. All prior-year financial results of the Glassware and Candles segment have been reclassified as discontinued operations due to the sale of effectively all the net operating assets of that segment on January 30, 2014. Highlights for the quarter:

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Net sales increased 8.9% to a third quarter record $263.4 million versus $241.8 million last year. Excluding the $1.9 million in sales contributed by the recently acquired Flatout® flatbread business, net sales increased 8.1%.

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Both the retail and foodservice channels contributed to sales growth, with retail volumes particularly strong as this year's earlier Easter holiday shifted seasonal sales into the third quarter while our New York BRAND® frozen garlic bread, New York BRAND® croutons and salad toppings and Olive Garden® retail dressings led a solid year-over-year retail sales performance. In the foodservice channel, sales volumes to both national chain restaurants and foodservice distributors improved.

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Operating income increased 8.2% to $31.2 million due to the higher sales volume, a more favorable sales mix and a lower trade spend profile. Reported operating income also reflects nearly $1 million in transaction costs and transitional expenses attributed to the mid-March acquisition of the Flatout® flatbread business. Ingredient costs were modestly favorable.

•	Income from continuing operations was $20.4 million compared to $18.9 million last year. Earnings per diluted share from continuing operations were $.75 versus $.69 a year ago.

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Third quarter net income also totaled $20.4 million or $.75 per diluted share as there was no impact from discontinued operations. In the prior-year quarter, inclusive of a pre-tax loss of approximately $44 million on the sale of the company's candle manufacturing and marketing operations, a net loss of $10.4 million or $.38 per share was reported.

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The regular quarterly cash dividend was continued at the higher level of $.46 per share set last quarter. The company’s balance sheet remained debt free on March 31, 2015 with $161.4 million in cash and equivalents. The reduction in cash from the quarter ended December 31, 2014 reflects the impact of approximately $92 million used to fund the purchase of Flatout Holdings, Inc.

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For the nine months ended March 31, 2015, net sales were $826.8 million compared to $782.3 million a year ago. Income from continuing operations and net income were $76.1 million or $2.78 per diluted share with no impact from discontinued operations in the current year. Through the first three quarters of last year, income from continuing operations totaled $80.1 million or $2.93 per diluted share and net income was $53.7 million or $1.96 per diluted share. Net of tax, the loss from discontinued operations, including the loss on sale, totaled $26.4 million or $.97 per share in the year-ago period.
Chairman and CEO John B. Gerlach, Jr. commented, “We were pleased with the record sales performance this quarter along with the improvement in operating income. Looking forward to our fiscal fourth quarter, while Easter holiday sales will be absent compared to the prior year, we will capture a full quarter of contribution from our new Flatout® flatbread business. Commodity costs are expected to be modestly favorable in the upcoming quarter.”
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, April 30, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the ability to successfully integrate the acquisition of Flatout, Inc.;

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	price and product competition;

•	the reaction of customers or consumers to the effect of price increases we may implement;

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•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	fluctuations in the cost and availability of raw materials and packaging;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers;

•	stability of labor relations;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	dependence on key personnel;

•	changes in estimates in critical accounting judgments;

•	the outcome of any litigation or arbitration; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Net sales	$263,400	$241,849	$826,798	$782,267
Cost of sales	206,775	189,941	634,096	591,565
Gross margin	56,625	51,908	192,702	190,702
Selling, general & administrative expenses	25,417	23,073	76,674	69,251
Operating income	31,208	28,835	116,028	121,451
Interest income and other – net	(138)	(204)	(177)	(328)
Income from continuing operations before income taxes	31,070	28,631	115,851	121,123
Taxes based on income	10,667	9,731	39,733	41,038
Income from continuing operations	20,403	18,900	76,118	80,085
Discontinued operations, net of tax:
Income from discontinued operations	—	325	—	3,175
Loss on sale of discontinued operations	—	(29,601)	—	(29,601)
Total discontinued operations	—	(29,276)	—	(26,426)
Net income (loss)	$20,403	$(10,376)	$76,118	$53,659

Net income (loss) per common share:(a)
Continuing operations - basic and diluted	$0.75	$0.69	$2.78	$2.93

Discontinued operations - basic and diluted	$—	$(1.07)	$—	$(0.97)

Net income (loss) - basic	$0.75	$(0.38)	$2.78	$1.97
Net income (loss) - diluted	$0.75	$(0.38)	$2.78	$1.96

Cash dividends per common share	$0.46	$0.44	$1.36	$1.28

Weighted average common shares outstanding:
Basic	27,303	27,261	27,294	27,258
Diluted	27,330	27,297	27,323	27,303

(a)Based on the weighted average number of shares outstanding during each period.
(b)All glassware and candles operations have been reflected as discontinued in the prior-year periods.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

NET SALES - Specialty Foods	$263,400	$241,849	$826,798	$782,267

OPERATING INCOME
Specialty Foods	$34,170	$31,408	$124,909	$130,364
Corporate expenses	(2,962)	(2,573)	(8,881)	(8,913)
Total Operating Income	$31,208	$28,835	$116,028	$121,451

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2015	June 30, 2014
ASSETS
Current assets:
Cash and equivalents	$161,417	$211,539
Receivables – net of allowance for doubtful accounts	69,374	57,808
Total inventories	72,270	74,516
Deferred income taxes and other current assets	26,128	23,428
Total current assets	329,189	367,291
Net property, plant and equipment	175,495	168,674
Other assets	186,546	102,665
Total assets	$691,230	$638,630

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,796	$37,907
Accrued liabilities	33,226	31,165
Total current liabilities	77,022	69,072
Other noncurrent liabilities and deferred income taxes	44,837	40,961
Shareholders’ equity	569,371	528,597
Total liabilities and shareholders’ equity	$691,230	$638,630
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